Exhibit 99.7C

SUB-ITEM 77Q3

Addendum to question 7C on Form N-SAR

List the name of each series and give a consecutive number to each series in excess of the 99 series permitted by the Form.

Please refer to the most recent shareholders report for additional information concerning these Funds.

Series Number	Series Name	Is this the last filing for this Series? (Y or N)

100	LVIP U.S. Growth Allocation Managed Risk Fund	N

101	LVIP BlackRock Global Growth ETF Allocation Managed Risk Fund	N

102	LVIP BlackRock U.S. Growth ETF Allocation Managed Risk Fund	N

103	LVIP Western Asset Core Bond Fund	N